                                                Filed Pursuant to Rule 424(b)(5)
                                                   Registration Number 333-34578
               (and Registration Number 333-60576 filed pursuant to Rule 462(b))

P R O S P E C T U S  S U P P L E M E N T
(TO PROSPECTUS DATED MAY 9, 2001)

                                     [LOGO]

                                 WorldCom, Inc.

                      $1,500,000,000 6.50% Notes due 2004
                      $4,000,000,000 7.50% Notes due 2011
                      $4,600,000,000 8.25% Notes due 2031
                      E1,250,000,000 6.75% Notes due 2008
                       L 500,000,000 7.25% Notes due 2008
                                 -------------

    The U.S. dollar 6.50% notes will mature on May 15, 2004, the U.S. dollar 7.50% notes will mature on May 15, 2011, the U.S. dollar 8.25% notes will mature on May 15, 2031, the euro 6.75% notes will mature on May 15, 2008 and the sterling 7.25% notes will mature on May 15, 2008. Interest on the U.S. dollar notes due 2004, the U.S. dollar notes due 2011 and the U.S. dollar notes due 2031 is payable semiannually on May 15 and November 15, beginning November 15, 2001. Interest on the euro notes due 2008 and the sterling notes due 2008 is payable annually on May 15 of each year, beginning on May 15, 2002. We may redeem some or all of the U.S. dollar notes due 2011, the U.S. dollar notes due 2031, the euro notes due 2008 and the sterling notes due 2008 at any time at the redemption prices described under the heading "Description of the Notes--Optional Redemption" on page S-13 of this prospectus supplement.

    Application has been made to list the notes on the Luxembourg Stock
Exchange.

    NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE LUXEMBOURG STOCK EXCHANGE NOR ANY FOREIGN GOVERNMENTAL AGENCY HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 -------------

                                                                           UNDERWRITING          PROCEEDS TO WORLDCOM
                                          PUBLIC OFFERING PRICE(1)           DISCOUNT              (BEFORE EXPENSES)
                                          -------------------------   ----------------------   -------------------------
                                          PER NOTE       TOTAL        PER NOTE      TOTAL      PER NOTE       TOTAL
                                          --------   --------------   --------   -----------   --------   --------------
U.S. dollar 6.50% Notes due 2004           99.823%   $1,497,345,000    0.250%    $ 3,750,000    99.573%   $1,493,595,000
U.S. dollar 7.50% Notes due 2011           98.904%   $3,956,160,000    0.450%    $18,000,000    98.454%   $3,938,160,000
U.S. dollar 8.25% Notes due 2031           98.098%   $4,512,508,000    0.875%    $40,250,000    97.223%   $4,472,258,000
Euro 6.75% Notes due 2008                  99.919%   E1,248,987,500    0.400%    E 5,000,000    99.519%   E1,243,987,500
Sterling 7.25% Notes due 2008              99.770%    L 498,850,000    0.400%    L 2,000,000    99.370%    L 496,850,000
                                                     --------------              -----------              --------------
Combined Total                                       $9,966,013,000              $62,000,000              $9,904,013,000
                                                     E1,248,987,500              E 5,000,000              E 1,243,987,500
                                                      L 498,850,000              L 2,000,000               L 496,850,000

(1) Plus accrued interest, if any, from May 16, 2001 to the date of delivery.
                               ------------------

    The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the U.S. dollar notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, Clearstream, Luxembourg and Euroclear and the euro notes and the sterling notes in book entry form through the facilities of Clearstream, Luxembourg and Euroclear, in all cases against immediately available funds, on or about May 16, 2001. The clearing and settlement systems we will use are the book-entry systems operated by DTC, Clearstream, Luxembourg and Euroclear.
                                 --------------

                               JOINT BOOK-RUNNERS

JPMORGAN                                                    SALOMON SMITH BARNEY
                                   ---------

   JOINT LEAD MANAGER            JOINT LEAD MANAGERS-EURO AND STERLING TRANCHES
                                                            SENIOR
CO-MANAGERS-DOLLAR TRANCHES

Banc of America Securities LLC  ABN AMRO Incorporated  Deutsche Banc Alex. Brown
                                 -------------

                               SENIOR CO-MANAGERS

Tokyo-Mitsubishi International plc          Westdeutsche Landesbank Girozentrale
                                 -------------

                                  CO-MANAGERS

BNP Paribas                                              Caboto-Gruppo IntesaBci

Fleet Securities, Inc.                                  Mizuho International plc

Blaylock & Partners, L.P.                        Utendahl Capital Partners, L.P.

May 9, 2001

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                            ------------------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Cautionary Statement Regarding
  Forward-Looking Statements..........     S-3
WorldCom..............................     S-5
Recent Developments...................     S-5
Capitalization........................     S-7
Use Of Proceeds.......................     S-8
Foreign Exchange Risks................     S-8
Selected Historical Financial Data....     S-9
Description of the Notes..............    S-11
United States Tax Consequences........    S-22
Underwriting..........................    S-26
Offering Restrictions.................    S-28
Where You Can Find More Information
  About WorldCom......................    S-29
Legal Matters.........................    S-30
General Information...................    S-30
PROSPECTUS

About This Prospectus.................       2
Where You Can Find More Information...       3
Cautionary Statement Regarding
  Forward-Looking Statements..........       4
WorldCom..............................       5
Use Of Proceeds.......................       5
Ratio Of Earnings To Fixed Charges....       6
Description Of Debt Securities........       6
Plan Of Distribution..................      16
Book-Entry Debt Securities............      17
Lawyers...............................      19
Experts...............................      19

    References to "WorldCom" in this prospectus supplement and in the accompanying prospectus, and to "we," "us" and "our" in both this prospectus supplement and the accompanying prospectus are references to WorldCom, Inc.

    This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to us. We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

    We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Kredietbank S.A. Luxembourgeoise, 43, Boulevard Royal, L-2955, Luxembourg.

    The notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. See "Offering Restrictions."

    The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Offering Restrictions" beginning on page S-28.

    The notes have not been and will not be registered under the Securities and Exchange Law of Japan and are subject to the Special Taxation Measures of Japan. The notes may not be offered, sold or delivered in Japan or to residents of Japan, except pursuant to an exemption from, or otherwise in compliance with, the Securities and Exchange Law of Japan, to certain financial institutions and persons holding notes through such institutions. Interest payments on the notes generally will be subject to Japanese withholding tax unless the holder establishes that the notes are held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a Japanese designated financial institution described in
Article 6 of the Special Taxation Measures Law of Japan.

    This prospectus supplement, the accompanying prospectus and any other document issued in connection with the offering of the notes may not be passed on to any person in the United Kingdom unless that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on. All applicable provisions of the Financial Services Act 1986 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving the United Kingdom.

    Reference herein to "$" and "dollars" are to United States dollars. Reference herein to "E" and "euros" are to the lawful currency of the member states of The European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended, by the Treaty on European Union. Reference herein to "L" and "sterling" are to pounds sterling.

                            ------------------------

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements. The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

    - any statements contained or incorporated herein regarding possible or assumed future results of operations of WorldCom's business, anticipated cost savings or other synergies, the markets for WorldCom's services and products, anticipated capital expenditures, the outcome of euro conversion efforts, regulatory developments or competition;

    - any statements preceded by, followed by or that include the words "intends," "estimates," "believes," "expects," "anticipates," "should," "could," or similar expressions; and

    - other statements contained or incorporated by reference herein regarding matters that are not historical facts.

    Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements; factors that could cause actual results to differ materially include, but are not limited to:

    - possible effects of our recently announced proposals regarding the realignment of our businesses and the possible creation of tracking stocks;

    - the effects of vigorous competition;

    - the impact of technological change on our business, new entrants and alternative technologies, and dependence on availability of transmission facilities;

    - uncertainties associated with the success of acquisitions;

    - risks of international business;

    - regulatory risks in the United States and internationally;

    - contingent liabilities;

    - risks associated with euro conversion efforts;

    - uncertainties regarding the collectibility of receivables;

    - risks associated with debt service requirements and interest rate fluctuations;

    - our financial leverage; and

    - the other risks referenced from time to time in WorldCom's filings with the Securities and Exchange Commission.

    Potential purchasers of the notes are cautioned not to place undue reliance on such statements.

    The cautionary statements contained or referred to in this document should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

                                    WORLDCOM

    WorldCom provides a broad range of communications services to both U.S. and non-U.S. based businesses and consumers. We are a global communications company utilizing a strategy based on being able to provide service through our own facilities throughout the world instead of being restricted to a particular geographic location. We call this our "on-net" strategy. The on-net approach allows our customers to send data or voice communications across town, across the U.S., or to any of our networks in Europe or Asia, without ever leaving our networks. The on-net approach provides our customers with superior reliability and low operating costs. Our core business is communications services, which includes voice, data, Internet and international services. Voice and data includes voice, data and other types of domestic communications services. Internet includes Internet services. International operations provide voice, data, Internet and other similar types of communications services to customers primarily in Europe, Brazil and the Asia Pacific region. During each of the last three years, more than 90% of our operating revenues were derived from communications services.

    We serve as a holding company for our subsidiaries' operations, which means that we are the ultimate parent for a group of companies, including subsidiaries and other organizations, operating in over 65 countries around the world.

    Our principal executive offices are located at 500 Clinton Center Drive, Clinton, Mississippi 39056, and our telephone number is (601) 460-5600. WorldCom, Inc. was incorporated on June 21, 1983 and has a perpetual duration.

                              RECENT DEVELOPMENTS

    The following information reflects selected results for the quarter ended March 31, 2001 for the WorldCom group, the MCI group and WorldCom as a whole.

    WorldCom group reported first quarter 2001 revenues of $6.1 billion, a 12 percent increase from the same period in 2000. This strong result was driven by 22 percent year-over-year revenue growth in data and Internet services and 19 percent revenue growth in international services.

    Data and Internet services accounted for $2.8 billion or 45 percent of WorldCom group's revenues in the first quarter of 2001, up from 42 percent of revenues in the first quarter of 2000. Revenue growth in these fast-growing services accounts for 76 percent of WorldCom group's incremental revenue growth since the year-ago quarter. International services now represent 26 percent of WorldCom group's revenues, up 150 basis points from the year ago period. Business voice revenues declined 5 percent from the year-ago period and now represent 28 percent of WorldCom group's first quarter of 2001 revenues.

    WorldCom group operating income for the first quarter of 2001 was $1.1 billion versus $1.4 billion in the year-ago period. Operating income for the first quarter of 2001 includes the continued impact of previously announced spending on growth initiatives, such as managed web hosting and Internet-based private virtual networks, and increased employee retention and benefit spending.

    WorldCom group net income was $532 million or 18 cents per share in the first quarter of 2001 versus $649 million or 22 cents per share in the first quarter of 2000.

    MCI group reported first quarter 2001 revenues of $3.6 billion, versus
$4.2 billion in the same period last year. The MCI group consumer subscription long distance and local services reported revenue growth. This growth was offset by reduced revenues from transaction brands and calling card services that are experiencing substitution from wireless service and alternative channels, wholesale and resale services that are being de-emphasized as we shift the MCI group's focus from revenue growth to cash generation.

    MCI group operating income was $231 million for the first quarter 2001 versus $1.0 billion in the year-ago period. MCI group net income was $62 million or 2 cents per share for the first quarter 2001 versus $537 million or 18 cents per share in the first quarter 2000.

    First quarter 2001 consolidated revenues were $9.7 billion, up from $9.6 billion in the same period of 2000. Consolidated operating income was $1.3 billion for the first quarter of 2001 versus $2.4 billion in the year-ago period. Consolidated net income was $594 million or 20 cents per share in the first quarter of 2001 versus $1.2 billion or 41 cents per share in the first quarter of 2000.

                                 CAPITALIZATION

    The following table shows our capitalization on a consolidated basis as of December 31, 2000 and as adjusted for the issuance of the notes offered by this prospectus supplement and the initial repayment of commercial paper. Except as set forth in this prospectus supplement, as of the date of this prospectus supplement there has been no material change in our consolidated capitalization since December 31, 2000.

                                                                DECEMBER 31, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN MILLIONS)
Short-term debt:
  Commercial paper(1).......................................  $ 3,629      $    --
  Current maturities of long-term debt(1)...................    3,571        3,571
                                                              -------      -------
    Total short-term debt and current maturities of
      long-term debt........................................    7,200        3,571
                                                              -------      -------
Long-term debt:
  U.S. Dollar 6.50% Notes due 2004..........................       --        1,500
  U.S. Dollar 7.50% Notes due 2011..........................       --        4,000
  U.S. Dollar 8.25% Notes due 2031..........................       --        4,600
  Euro 6.75% Notes due 2008(2)..............................       --        1,105
  Sterling 7.25% Notes due 2008(2)..........................       --          713
Other long-term debt, less current portion..................   17,696       17,696
                                                              -------      -------
    Total long-term debt....................................   17,696       29,614
                                                              -------      -------
Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely junior
  subordinated deferrable interest debentures of the Company
  and other redeemable preferred securities.................      798          798
                                                              -------      -------
Shareholders' investment:
  Series B preferred stock, par value $.01 per share;
    10,693,437 shares authorized, issued and outstanding....       --           --
  Preferred stock, par value $.01 per share; 31,155,008
    shares authorized; none issued and outstanding..........       --           --
  Common stock, par value $.01 per share; 5,000,000,000
    shares authorized; 2,887,960,378 shares issued and
    outstanding.............................................       29           29
  Additional paid-in capital................................   52,877       52,877
  Retained earnings.........................................    3,160        3,160
  Unrealized holding gain on marketable equity securities...      345          345
  Cumulative foreign currency translation adjustment........     (817)        (817)
  Treasury stock, at cost, 6,765,316 shares.................     (185)        (185)
                                                              -------      -------
    Total shareholders' investment..........................   55,409       55,409
                                                              -------      -------
Total capitalization........................................  $81,103      $89,392
                                                              =======      =======

------------------------

(1) See "Use of Proceeds" on page S-8 for current information on outstanding commercial paper balance and expected repayment of long-term debt maturing in 2001.

(2) The dollar equivalent of euro and sterling notes offered by this prospectus supplement is based on the following exchange rates as of May 8, 2001: euro 1 = $0.8836 and sterling 1 = $1.4251.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the U.S. dollar notes will be $9,904,013,000 the euro notes will be E1,243,987,500 and the sterling notes will be L496,850,000, before payment of estimated expenses of $3,500,000. We intend to use the net proceeds of the offering for general corporate purposes, including to repay commercial paper, which was issued for general corporate purposes. For a discussion of our capital resources and expected capital commitments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in our Annual Report on Form 10-K for the year ended December 31, 2000, as amended on Form 10-K/A. At May 9, 2001, we had $5.94 billion outstanding under our commercial paper program, having a weighted average interest rate of approximately 4.96% and a weighted average maturity of approximately 11 days. Following repayment of such commercial paper, we expect to repay at maturity $1.5 billion of our 6.125% Notes due August 15, 2001 and $1.5 billion of our Floating Rate Notes due November 26, 2001 which bear interest at a floating rate that adjusts quarterly based on LIBOR plus a spread of 0.23% per annum, which was 5.575% as of May 9, 2001. The Floating Rate Notes due 2001 were issued in May 2000. The proceeds from that offering were used to repay commercial paper which was issued for general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to reduce short-term indebtedness. We also expect to incur additional indebtedness under our commercial paper program or otherwise in the ordinary course of business.

                             FOREIGN EXCHANGE RISKS

    An investment in a series of notes that are denominated in, or whose payments will be made in, a currency other than the currency of the country in which you reside or the currency in which you conduct business or activities entails significant risks not associated with a similar investment in a security denominated in your home currency. Such risks include, but are not limited to the following:

    - the possibility of significant changes in rates of exchange between your home currency and the dollar, the euro or the sterling, as applicable, and

    - the possibility of the imposition or modification of foreign exchange controls with respect to the dollar, the euro or the sterling, as applicable.

Such risks generally depend on economic and political events over which we have no control.

    In recent years, rates of exchange for some currencies have been highly volatile and this volatility is likely to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in that rate that may occur during the term of the notes. Devaluation of the dollar, the euro or the sterling, as applicable, against your home currency could result in a decrease in the effective yield of a particular note below its coupon rate and, in certain circumstances, could result in a loss to you on a home currency basis.

    This description of foreign currency risks does not describe all of the risks of an investment in notes denominated in a currency other than your home currency. You should consult your own financial and legal advisers as to the risks involved in an investment in the notes offered by this prospectus supplement.

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected historical financial data of WorldCom set forth below has been derived from the audited historical consolidated financial statements and related notes of WorldCom as they appeared in WorldCom's Annual Report on Form 10-K, as amended on Form 10-K/A, filed with the Securities and Exchange Commission for the year ended December 31, 2000.

    In reading the following selected financial data, please note the following:

    - On September 14, 1998 we completed our merger with MCI Communications Corporation. The MCI merger was accounted for as a purchase; accordingly, the operating results of MCI are included from the date of that acquisition.

    - Results for 2000 include a pre-tax charge of $93 million associated with the termination of the Sprint Corporation merger agreement, including regulatory, legal, accounting and investment banking fees and other costs, and a $685 million pre-tax charge associated with specific domestic and international wholesale accounts that were no longer deemed collectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.

    - In 1998, we recorded a pre-tax charge of $196 million in connection with the Brooks Fiber Properties, Inc. merger, the MCI merger and the asset write-downs and loss contingencies as described below. This charge included $21 million for employee severance, $17 million for Brooks Fiber Properties direct merger costs, $38 million for conformance of Brooks Fiber Properties accounting policies, $56 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment and $33 million related to asset write-downs and loss contingencies associated with the Brooks Fiber Properties merger and the MCI merger. Additionally, in connection with 1998 business combinations, we made allocations of the purchase price to acquired in-process research and development totaling $429 million in the first quarter of 1998 related to the CompuServe Corporation merger and the acquisition of ANS Communications, Inc. and $3.1 billion in the third quarter of 1998 related to the MCI merger.

    - In connection with debt refinancings, we recognized extraordinary items in 1998 of $129 million, net of taxes, consisting of unamortized debt discount, unamortized issuance cost and prepayment fees.

    - We adopted the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time, non-cash expense of $36 million, net of taxes. This expense represented start-up costs incurred primarily in conjunction with the development and construction of the advanced messaging network of SkyTel Communications, which are required to be expensed as incurred in accordance with this accounting standard.

    - During the fourth quarter of 2000, we implemented Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", or SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Costs directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, we retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $85 million, net of income tax benefit of $50 million.

    - Revenues and line costs for all periods reflect classification changes for reciprocal compensation and central office based remote access equipment sales, which are now being treated as an offset to line costs instead of revenues. Reciprocal compensation represents a reimbursement of costs for call termination performed on behalf of other carriers' customers and is determined contractually based on fixed rate per minute charges to these carriers. Central office based remote access equipment sales represent the reimbursement of customer specific equipment costs incurred by us on behalf of the customer as part of service provisioning. As such, we determined that it is more appropriate to reflect these reimbursements net of cost. Previously, we recorded these items on a gross basis as revenues. Revenues and line costs for all periods also reflect the reclassification of small business and consumer primary interexchange carrier charges, or PICC, from revenues to line costs. PICC are flat-rate charges mandated by the Federal Communications Commission, or FCC, which apply to telecommunications companies that connect to customers through a traditional phone company's facilities. Effective July 1, 2000, as a result of the FCC's Coalition for Affordable Local and Long Distance Services, or CALLs order, the PICC fee is billed directly to the customer by the traditional phone company rather than to WorldCom and rebilled to the customer. Operating income, net income available to common shareholders and the balance sheet are not affected by these reclassifications.

                                                              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                             ---------------------------------------
                                                                1998          1999          2000
                                                             -----------   -----------   -----------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Revenues...................................................    $17,617       $35,908       $39,090
Operating income (loss)....................................       (942)        7,888         8,153
Income (loss) before cumulative effect of accounting change
  and extraordinary items..................................     (2,560)        4,013         4,238
Cumulative effect of accounting change.....................        (36)           --           (85)
Extraordinary items........................................       (129)           --            --
Net income (loss) applicable to common shareholders........     (2,767)        3,941         4,088
Preferred dividend requirement.............................         24             9             1
EARNINGS (LOSS) PER COMMON SHARE:
Income (loss) before cumulative effect of accounting change
  and extraordinary items--
  Basic....................................................      (1.35)         1.40          1.46
  Diluted..................................................      (1.35)         1.35          1.43
Net income (loss)--
  Basic....................................................      (1.43)         1.40          1.43
  Diluted..................................................      (1.43)         1.35          1.40
Weighted average shares--
  Basic....................................................      1,933         2,821         2,868
  Diluted..................................................      1,933         2,925         2,912
FINANCIAL POSITION:
Total assets...............................................    $87,092       $91,072       $98,903
Long-term debt.............................................     16,448        13,128        17,696
Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely junior
  subordinated deferrable interest debentures of the
  Company and other redeemable preferred securities........        798           798           798
Shareholders' investment...................................     45,241        51,238        55,409
Deficiency of earnings to fixed charges....................     (1,834)           --            --
Ratio of earnings to fixed charges(1)......................         --        5.75:1        5.25:1

------------------------

(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations, excluding minority interests in gains/losses of consolidated subsidiaries, and fixed charges consist of pretax interest, including capitalized interest, on all indebtedness, amortization of debt discount and expense, and that portion of rental expense which WorldCom believes to be representative of interest.

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes offered hereby, which we refer to as the "notes", supplements the description of the general terms and provisions of the debt securities set forth under "Description of Debt Securities" beginning on page 6 in the accompanying prospectus. The accompanying prospectus contains a detailed summary of additional provisions of the notes and of the indenture under which the notes will be issued. The indenture will be available for inspection at the office of our Luxembourg Paying Agent, Kredietbank S.A. Luxembourgeoise. The following description replaces the description of the notes in the accompanying prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

CERTAIN TERMS OF THE U.S. DOLLAR NOTES DUE 2004

    The notes due 2004 are a series of debt securities described in the accompanying prospectus, which will be senior debt securities, will be initially issued in the aggregate principal amount of $1,500,000,000 and will mature on May 15, 2004.

    The notes due 2004 will bear interest at the rate of 6.50% per annum from May 16, 2001 payable semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 2001 to the persons in whose names the notes are registered at the close of business on the preceding May 1 or November 1, each a record date, as the case may be. Principal of and interest on the notes will be payable, and the notes may be presented for repayment, at the office or agency of WorldCom maintained for such purposes in New York, New York. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

CERTAIN TERMS OF THE U.S. DOLLAR NOTES DUE 2011

    The notes due 2011 are a series of debt securities described in the accompanying prospectus, which will be senior debt securities, will be initially issued in the aggregate principal amount of $4,000,000,000 and will mature on May 15, 2011.

    The notes due 2011 will bear interest at the rate of 7.50% per annum from May 16, 2001 payable semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 2001, to the persons in whose names the notes are registered at the close of business on the preceding May 1 or November 1, each a record date, as the case may be. Principal of and interest on the notes will be payable, and the notes may be presented for repayment, at the office or agency of WorldCom maintained for such purposes in New York, New York. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

CERTAIN TERMS OF THE U.S. DOLLAR NOTES DUE 2031

    The notes due 2031 are a series of debt securities described in the accompanying prospectus, which will be senior debt securities, will be initially issued in the aggregate principal amount of $4,600,000,000 and will mature on May 15, 2031.

    The notes due 2031 will bear interest at the rate of 8.25% per annum from May 16, 2001, payable semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 2001, to the persons in whose names the notes are registered at the close of business on the preceding May 1 or November 1, each a record date, as the case may be. Principal of and interest on the notes will be payable, and the notes may be presented for repayment, at the office or agency of WorldCom maintained for such purposes in New York, New York. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

CERTAIN TERMS OF THE EURO NOTES DUE 2008

    The euro notes due 2008 are a series of debt securities described in the accompanying prospectus, which will be senior debt securities, will be initially issued in the aggregate principal amount of E1,250,000,000 and will mature on May 15, 2008.

    The euro notes due 2008 will bear interest at the rate of 6.75% per annum from May 16, 2001 payable annually in arrears on May 15 of each year, commencing May 15, 2002 to the persons in whose names the euro notes are registered at the close of business on the preceding May 1, the record date. Principal of and interest on the euro notes will be payable, and the euro notes may be presented for repayment, at the office or agency of WorldCom maintained for such purposes in London. Where interest is to be calculated in respect of a period of less than a full year, it will be calculated on the basis of the actual number of days elapsed divided by the actual number of days in the period from and including the later of May 16, 2001 or the last interest payment date upon which interest was paid to but excluding the next interest payment date.

CERTAIN TERMS OF THE STERLING NOTES DUE 2008

    The sterling notes due 2008 are a series of debt securities described in the accompanying prospectus, which will be senior debt securities, will be initially issued in the aggregate principal amount of L500,000,000 and will mature on May 15, 2008.

    The sterling notes due 2008 will bear interest at the rate of 7.25% per annum from May 16, 2001, payable annually in arrears on May 15 of each year, commencing May 15, 2002, to the persons in whose names the sterling notes are registered at the close of business on the preceding May 1, the record date. Principal of and interest on the sterling notes will be payable, and the sterling notes may be presented for repayment, at the office or agency of WorldCom maintained for such purposes in London. Where interest is to be calculated in respect of a period of less than a full year, it will be calculated on the basis of the actual number of days elapsed divided by the actual number of days in the period from and including the later of May 16, 2001 or the last interest payment date upon which interest was paid to but excluding the next interest payment date.

GENERAL

    If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next day that is a business day, and no interest on such payment will accrue for the period from and after the maturity date. As used in this prospectus supplement, "business day" means any day other than (1) a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City, or in the case of euro notes or sterling notes, London and (2) in relation to any sum payable in euros, a day which is not a TARGET Business Day. "TARGET Business Day" means a day on which the Trans-European Automated Real-Time Gross-Settlement Express Transfer (TARGET) system is open.

    The notes will not be subject to any sinking fund.

    The only restrictive covenants applicable to the notes will be those described under "Description of Debt Securities--Certain
Restrictions--CONSOLIDATION, MERGER AND SALE OF ASSETS" and "--LIMITATION ON LIENS" beginning on page 10 in the accompanying prospectus. Neither covenant would restrict us from disposing of substantial assets or businesses so long as they do not constitute "all or substantially all" of our assets.

    The notes will be in fully registered form, without coupons, in denominations of $1,000 for U.S. dollar notes, E 1,000 for euro notes and L1,000 for sterling notes, or any multiple thereof.

    The notes, the indenture and the underwriting agreement are governed by, and will be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

    In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See "Description of Debt Securities--Defeasance; Satisfaction and Discharge" on page 14 in the accompanying prospectus for more information about how we may do this.

    We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the applicable notes. Any additional notes having such similar terms, together with the applicable notes, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the applicable series of notes.

    We have appointed Kredietbank S.A. Luxembourgeoise as paying agent and transfer agent in Luxembourg with respect to the notes in definitive form. As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg, as described in "--Notices" below.

RANKING

    The notes will be our senior unsecured obligations and will rank PARI PASSU, or equally and ratably, with all our other senior unsecured and unsubordinated indebtedness from time to time outstanding.

    The notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The indenture permits us and our Restricted Subsidiaries to incur or permit to be outstanding secured indebtedness in an aggregate amount not exceeding 10% of our total assets, including those of our subsidiaries, in addition to Permitted Liens, all as described under "Description of Debt Securities--Certain Restrictions--LIMITATION ON LIENS" beginning on page 10 in the accompanying prospectus, and the definition of "Restricted Subsidiary" appearing on page 9 thereof. Our assets consist principally of the stock of and advances to our subsidiaries. Almost all of the operating assets of WorldCom and our consolidated subsidiaries are owned by such subsidiaries, and we rely primarily on interest and dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. The notes will be structurally subordinated to all obligations, including trade payables, of our subsidiaries, to the extent of the assets of such subsidiaries available to satisfy such obligations.

OPTIONAL REDEMPTION

    The U.S. dollar notes due 2011, the U.S. dollar notes due 2031, the euro notes due 2008 and the sterling notes due 2008 will each be redeemable, in whole or in part, at our option, at any time or from time to time, on at least
30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of notes and published in Luxembourg as described in "--Notices" below, at redemption prices equal to:

    In the case of the U.S. dollar notes, the greater of:

    - 100% of the principal amount of the notes to be redeemed and

    - the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus:

       - 30 basis points for the notes due 2011 and

       - 35 basis points for the notes due 2031;

    In the case of the euro notes, the greater of:

    - 100% of the principal amount of the notes to be redeemed and

    - the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted, on an annual basis (based on the actual number of days elapsed divided by 365 or 366, as the case may be), at the Reference Euro Dealer Rate, as defined below, plus 25 basis points;

    In the case of the sterling notes, the greater of:

    - 100% of the principal amount of the notes to be redeemed and

    - the price expressed as a percentage (rounded to three decimal places, with .0005 being rounded up) at which the Gross Redemption Yield, as defined below, on the outstanding principal amount of the notes on the Reference Date, as defined below, is equal to the Gross Redemption Yield (determined by reference to the middle-market price) at 3:00 p.m. (London time) on that date on the Benchmark Gilt, as defined below, plus 25 basis points;

plus, in the case of the U.S. dollar notes, the euro notes and the sterling notes, accrued interest to the date of redemption which has not been paid.

    "Benchmark Gilt" means the 9% Treasury Stock due 13 October, 2008 while that stock is in issue, and thereafter such other United Kingdom government stocks as the Reference Sterling Dealer may, with the advice of two brokers and/or United Kingdom gilt-edged market makers or such other two persons operating in the United Kingdom gilt-edged market as the Reference Sterling Dealer may select, determine from time to time to be the most appropriate benchmark United Kingdom government stock for the sterling notes.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

    "Comparable Treasury Price" means, with respect to any redemption date for the notes:

    - the average of four Reference U.S. Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference U.S. Treasury Dealer Quotations; or

    - if the trustee obtains fewer than four Reference U.S. Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

    "Gross Redemption Yield" means a yield calculated on the basis indicated by the Joint Index and Classification Committee of the Institute and Faculty of Actuaries as reported in the Journal of the Institute of Actuaries, Vol. 105,
Part 1, 1978, page 18 or on such other basis as the trustee may approve.

    "Independent Investment Banker" means one of the Reference U.S. Treasury Dealers, to be appointed by WorldCom in its sole discretion.

    "Reference Date" means the day which is the third dealing day in London prior to the publication of the notice of redemption referred to above.

    "Reference Euro Dealer" means either of J.P. Morgan Securities Ltd. or Salomon Brothers International Limited or their respective successors, as selected by WorldCom.

    "Reference Euro Dealer Rate" means with respect to the Reference Euro Dealer and any redemption date, the midmarket annual yield to maturity, as determined by the Reference Euro Dealer, of the 4.75% BUND due 4 July, 2008 or, if that security is no longer outstanding, a similar security in the reasonable judgment of the Reference Euro Dealer, at 11:00 a.m. (London time) on the fifth business day in London preceeding such redemption date, quoted in writing to the trustee by such Reference Euro Dealer.

    "Reference Sterling Dealer" means either of J.P. Morgan Securities Ltd. or Salomon Brothers International Limited or their respective successors, as selected by WorldCom.

    "Reference U.S. Treasury Dealer" means each of J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. and two other treasury dealers selected by WorldCom, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a "Primary Treasury Dealer," WorldCom will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

    "Reference U.S. Treasury Dealer Quotations" means, with respect to each Reference U.S. Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference U.S. Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

    "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

    "Treasury Rate" means, with respect to any redemption date for the U.S. dollar notes:

    - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

    - if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

    On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless WorldCom defaults in the payment of the redemption price and accrued interest. On or before the redemption date, WorldCom shall deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

BOOK-ENTRY, DELIVERY AND FORM

    The U.S. dollar notes, the euro notes and the sterling notes will be issued in the form of one or more fully registered global notes, which we refer to as the "global notes," will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC, and registered in the name of Cede & Co., DTC's nominee, in the case of the U.S. dollar notes or registered in the name of Chase Nominees Limited, as nominee of the Chase Manhattan Bank, London Branch, as common depositary for Clearstream Banking Societe Anonyme and Euroclear Bank S.A./ N.V., as operator of the Euroclear system in the case of the euro notes and the sterling notes. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the applicable depositary. Investors may elect to hold interests in the global notes through the DTC, Clearstream Banking, Societe Anonyme, which we refer to as "Clearstream, Luxembourg," or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as "Euroclear," if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. The Chase Manhattan Bank, London Branch will act as depositary for Clearstream, Luxembourg and will act as depositary for Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the applicable depositary or to a successor of the applicable depositary or its nominee. The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge the book-entry interests.

    Purchasers of dollar notes will be required to pay for such securities in U.S. dollars, purchasers of euro notes will be required to pay for such securities in euro and purchasers of sterling notes will be required to pay for such securities in sterling. Payments of any amounts owing in respect of the notes will be made through one or more paying agents (each, a "Paying Agent") appointed under the indenture (which initially will include the trustee) to DTC, Euroclear or Clearstream, Luxembourg, or their nominees, as holder of the global notes. Payments in respect of the U.S. dollar global notes will be made in U.S. dollars, payments in respect of the euro global notes will be made in euro and payments in respect of the sterling global notes will be made in sterling.

    DTC has advised WorldCom as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

    Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Customers of Clearstream, Luxembourg are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. U.S. customers of Clearstream, Luxembourg are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer.

    Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

    Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the "Euroclear Operator," under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation, which we refer to as the "Cooperative." All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under these terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

    Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

    Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

    The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator,

Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on the Euroclear Operator's records, all participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

    Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

    Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.

    A further description of the DTC's procedures with respect to the global notes is set forth in the accompanying prospectus under "Book-Entry Debt Securities" beginning on page 17. DTC has confirmed to us, the underwriters and the trustee that it intends to follow such procedures.

    DEFINITIVE CERTIFICATES; TRANSFER. So long as DTC, or its nominee, or the common depositary, as the case may be, is the registered holder of the notes, such party will be considered the sole holder of such notes for all purposes under the indenture. Except as set forth in the following paragraph, participants or indirect participants are not entitled to have notes or book-entry interests registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a book-entry interest must rely on the procedures of DTC, Euroclear or Clearstream Luxembourg, as the case may be, and, if such person is not a participant in DTC, Euroclear or Clearstream Luxembourg, as the case may be, on the procedures of the participant in DTC, Euroclear or Clearstream Luxembourg, as the case may be, through which such person owns its interest, to exercise any rights and remedies of a holder under the indenture. If any definitive notes are issued to participants or indirect participants, they will be issued in registered form, which we refer to as "definitive registered notes". Unless and until book-entry interests are exchanged for definitive registered notes, the certificated depositary interest held by DTC may not be transferred except as a whole by DTC to its nominee or by its nominee to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor, and the certificated depositary interests held by the common depositary may not be transferred except as a whole by Euroclear or Clearstream Luxembourg to the common depositary or by the common depositary to Euroclear or Clearstream Luxembourg, respectively, or another nominee of Euroclear or Clearstream Luxembourg or by Euroclear and Clearstream Luxembourg or any such nominee to a successor of Euroclear or Clearstream Luxembourg or a nominee of such successor.

    Each owner of a beneficial interest in a global note will receive a definitive registered note (i) if, in the case of the U.S. dollar global notes, DTC notifies us that it is unwilling or unable to act as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, a successor depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, (ii) if, in the case of the euro global notes or the sterling global notes, Euroclear or Clearstream Luxembourg notifies us that they are unwilling or unable to act as clearing agency and a successor is not appointed by us within 90 days, (iii) we decide that the notes will be exchangeable or (iv) in the event of an event of default under the indenture, upon request of the holders of a majority of the applicable series of notes.

    In the event that individual certificates are issued, holders of the notes will be able to receive payments, including principal and interest, on the notes and effect transfer of the notes at the offices of our paying and transfer agent in Luxembourg, Kredietbank S.A. Luxembourgeoise, upon the surrender of such individual certificates, together with the form of transfer endorsed thereon duly completed and executed and any other evidence that our paying and transfer agent may reasonably require. In such event, payment will be made, at the office of the paying agent, or at our option, by mailing a check to each such holder's registered address or transfer to an account maintained by the holder, subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment. Individual certificates will only be transferable in principal denominations of $1,000, E1,000 or L1,000, as the case may be, and in any greater amount that is an integral multiple thereof. In the case of a transfer of part only of an individual certificate, a new certificated note shall be issued to the transferee in respect of the part transferred and a further new certificated note in respect of the balance of the holding not transferred shall be issued to the transferor. Each new certificated note to be so issued may be collected at the office of our paying and transfer agent at its specified office.

    Each new certificate to be issued pursuant to the conditions under this subheading shall be available for delivery within three business days of receipt by the paying and transfer agent at its specified office of the relevant certificate and the form of transfer required by our paying and transfer agent. Delivery of the new certificate(s) shall be made at the specified office of our paying and transfer agent to whom the relevant certificate and the form of transfer shall have been surrendered or delivered or, at the option of the holder making such delivery or surrender as aforesaid and as specified in the relevant form of transfer or otherwise in writing, be mailed by uninsured post at the risk of the holder entitled to the new certificate to such address as may be so specified, unless such holder requests otherwise and pays in advance to our paying and transfer agent the costs of such other method of delivery and/or such insurance as it may specify.

    Transfers of the notes will be effected without charge by or on behalf of WorldCom, the registrar or any transfer agent, but only upon payment (or the giving of such indemnity as the registrar or such transfer agent may require in respect) of any tax or other governmental charges which may be imposed in relation thereto.

    No noteholder may require the transfer of a note to be registered during the period of 15 days ending on (and including) a due date for redemption of the notes or during the period of seven days ending on (and including) any record date with respect to the notes.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the notes will be made in immediately available funds. The distribution of the euro notes and the sterling notes will be cleared through Clearstream, Luxembourg and Euroclear and the distribution of the U.S. dollar notes will be cleared through DTC. Any secondary market trading of book-entry interests in the euro notes and the sterling notes will take place in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional euro notes in immediately available funds. Any secondary market trading of book-entry interests in the U.S. dollar notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg, and will settle in same-day funds through DTC's immediately available funds settlement system.

    Owners of book-entry interests in euro notes will receive payments relating to their notes in euros, owners of book-entry interests in the U.S. dollar notes will receive payments relating to their notes in U.S. dollars and owners of book-entry interests in sterling notes will receive payments relating to their notes in sterling.

    Cross-market transfers between persons holding U.S. dollar notes directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

    Because of time-zone differences, credits of interests in the U.S. dollar notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant customers of Clearstream, Luxembourg or Euroclear participants on such business day. Cash received by Clearstream, Luxembourg or Euroclear as a result of sales of interests in the notes by or through a customer of Clearstream, Luxembourg or a Euroclear participant to a DTC participant will be received with value on DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

    Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among their participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX REDEMPTION

    The notes of any series may be redeemed as a whole, at our option at any time prior to maturity, upon the giving of a notice of redemption as described below, if (a) we determine that, as a result of any change in or amendment to the laws, or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, we have or will become obligated to pay additional amounts as described under "--Payment of Additional Amounts" below or (b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement whether or not with respect to us or any of our affiliates that results in a substantial probability that we will or may be required to pay such additional amounts, in either case, with respect to such notes for reasons outside our control and after taking reasonable measures available to us to avoid such obligation. The notes will be redeemed at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption. Prior to the giving of any notice of redemption pursuant to this paragraph, we will deliver to the trustee:

    - a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and

    - an opinion of independent counsel satisfactory to the trustee to the effect that we have or will become obligated or there is a substantial probability that we will or may be required to pay such additional amounts for the reasons described above;

provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay such additional amounts if a payment in respect of the note were then due.

    Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. This notice will be given in accordance with "--Notices" below.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to certain exceptions and limitations set forth below, pay such additional amounts to the beneficial owner of any note who is a non-U.S. holder, as defined below, as may be necessary in order that every net payment of principal of and interest on such note and any other amounts payable on such note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States, or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such note to be then due and payable. We will not, however, be required to make any such payment of additional amounts to any beneficial owner for or on account of:

    - any such tax, assessment or other governmental charge that would not have been so imposed or withheld but for the existence of any present or former connection between such beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein;

    - any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

    - any tax, assessment or other governmental charge imposed or withheld by reason of such beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

    - any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any note;

    - any tax, assessment or other governmental charge that would not have been imposed or withheld but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein or by an applicable income tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

    - any tax, assessment or other governmental charge imposed or withheld by reason of such beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a controlled foreign corporation that is related directly or indirectly to us through stock ownership;

    - to the extent applicable, any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

    - any tax, assessment or governmental charge any paying agent must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

    - any combination of these factors.

    Such additional amounts shall also not be paid with respect to any payment on a note to a non-U.S. holder, as defined below, who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States, or any political subdivision thereof, to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had such beneficiary, settlor, member or beneficial owner, as the case may be, held its interest in the note directly. The term "non-U.S. holder" is defined below and includes a foreign partnership to the extent that one or more of its members is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

    Our notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "--Tax Redemption," we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

NOTICES

    Notices to holders of the notes will be sent by mail to the registered holders and will be published, whether the notes are in global or definitive form, and so long as the notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the LUXEMBURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

                         UNITED STATES TAX CONSEQUENCES

    The following summary describes the material United States federal tax consequences of ownership of notes as of the date hereof. The discussion included below is applicable to U.S. holders (as defined below).

    As used herein, the term U.S. holder means a beneficial holder of a note that is: (i) a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a court within the United States, where one or more United States persons are authorized to control all substantial decisions of the trust as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the
"Code").

    Except where noted, this summary deals only with notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, tax-exempt entities, or insurance companies, or persons holding notes as part of a hedging or other integrated transaction. The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions promulgated thereunder as of the date hereof, and those authorities may be repealed, revoked or modified so as to result in tax consequences different from those discussed below.

    Persons considering the purchase, ownership or disposition of notes should consult their tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other jurisdiction.

    If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding notes are urged to consult their tax advisors.

U.S. HOLDERS

INTEREST

    The stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. It is not anticipated that the notes will give rise to "original issue discount" income.

SALE, RETIREMENT OR REDEMPTION OF A NOTE

    Except in the case of holders of euro or sterling notes, as discussed below, a U.S. holder of a note will generally recognize gain or loss upon the sale, retirement, redemption, or other taxable disposition of the note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the U.S. holder's adjusted tax basis in such note. Such gain or loss will generally be capital gain or loss.

NOTES DENOMINATED OR ON WHICH INTEREST IS PAYABLE IN A FOREIGN CURRENCY

    This section discusses the treatment of the euro and sterling notes. As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

    PAYMENTS OF INTEREST IN A FOREIGN CURRENCY--CASH METHOD. A U.S. holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a euro note or a sterling note will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. holder's tax basis in such Foreign Currency.

    PAYMENTS OF INTEREST IN A FOREIGN CURRENCY--ACCRUAL METHOD. A U.S. holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a euro note or a sterling note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years at the average rate for the partial period within the taxable year. A U.S. holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. holder and may not be changed without the consent of the U.S. Internal Revenue Service. A U.S. holder should consult a tax advisor before making the above election. A U.S. holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    SALE AND RETIREMENT OF EURO NOTES OR STERLING NOTES. Upon the sale, exchange or retirement of a euro note or a sterling note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. holder's adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the euro note or sterling note has been held by such U.S. holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. holder receives Foreign Currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the euro note or the sterling note is disposed of (or deemed disposed of as a result of a material change in the terms of the euro note or the sterling note). Assuming the euro or sterling, as applicable, is traded on an established securities market, a cash basis U.S. holder (or, upon election, an accrual basis U.S. holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. holder's tax basis in a euro note or a sterling note, as applicable, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such euro note, or a sterling note, as applicable, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

    Gain or loss realized upon the sale, exchange or retirement of a euro note or a sterling note that is attributable to fluctuations in current exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the euro note or the sterling note, as applicable, determined on the date such payment is received or the euro note or the sterling note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the euro note or the sterling note, determined on the date the U.S. holder acquired the euro note or the sterling note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange or retirement of the euro note or sterling note.

    EXCHANGE OF FOREIGN CURRENCIES. A U.S. holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a euro note or a sterling note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase euro notes or sterling notes) will be ordinary income or loss.

NON-U.S. HOLDERS

INCOME AND WITHHOLDING TAX

    Under United States federal tax law as of the date of this prospectus supplement and subject to the discussion of backup withholding below:

    (i) payments of principal and interest on a note that is beneficially owned by a noteholder that is not a U.S. holder (a "non-U.S. holder") will not be subject to United States federal withholding tax (generally 30%); provided that, in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of WorldCom entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to WorldCom through stock ownership, and (c) either
        (A) the beneficial owner of the note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the note or such owner's agent provides an IRS Form W-8BEN claiming the exemption; or
        (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the note or such owner's agent provides an IRS Form W-8ECI; provided that, in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

    (ii) a non-U.S. holder will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or redemption of a note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

   (iii) a note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of WorldCom entitled to vote and the income on the note would not have been effectively connected with a U.S. trade or business of the individual.

    Interest on a note that is effectively connected with the conduct of a trade or business in the United States by a holder of a note who is a non-U.S. holder, although exempt from United States withholding tax, may be subject to United States income tax as if such interest had been earned by a United States person.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under the Code, a holder of notes may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to interest payments thereon or the gross proceeds thereof. This withholding generally applies only if (i) in the case of a U.S. holder, the holder fails to furnish a correct social security or other taxpayer identification number within a reasonable time after the request therefor; or (iii) in the case of non-U.S. holder, the holder fails to furnish proper certification of foreign status.

    Any amount withheld from a payment under backup withholding rules will be refunded or allowed as a credit against the holder's U.S. federal income tax liability, provided that the required information is timely furnished to the U.S. Internal Revenue Service. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement dated as of the date of this prospectus supplement, each of the underwriters named below, for whom J.P. Morgan Securities Inc., Salomon Smith Barney Inc., J.P. Morgan Securities Ltd. and Salomon Brothers International Limited are acting as representatives, has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter below:

                                     PRINCIPAL AMOUNT       PRINCIPAL AMOUNT       PRINCIPAL AMOUNT
                                      OF U.S. DOLLAR         OF U.S. DOLLAR         OF U.S. DOLLAR
UNDERWRITERS                       6.50% NOTES DUE 2004   7.50% NOTES DUE 2011   8.25% NOTES DUE 2031
------------                       --------------------   --------------------   --------------------
J.P. Morgan Securities Inc. .....     $  480,000,000         $1,290,000,000         $1,472,000,000
Salomon Smith Barney Inc. .......        480,000,000          1,290,000,000          1,472,000,000
Banc of America Securities LLC...        165,000,000            440,000,000            506,000,000
ABN AMRO Incorporated............        120,000,000            320,000,000            368,000,000
Deutsche Banc Alex. Brown
  Inc. ..........................        120,000,000            320,000,000            368,000,000
Tokyo-Mitsubishi International
  plc............................         30,000,000             80,000,000             92,000,000
Westdeutsche Landesbank
  Girozentrale ..................         30,000,000             80,000,000             92,000,000
BNP Paribas Securities Corp. ....         15,000,000             40,000,000             46,000,000
Caboto Holding SIM S.p.A. .......         15,000,000             40,000,000             46,000,000
Fleet Securities, Inc. ..........         15,000,000             40,000,000             46,000,000
Mizuho International plc.........         15,000,000             40,000,000             46,000,000
Blaylock & Partners, L.P. .......          7,500,000             20,000,000             23,000,000
Utendahl Capital Partners,
  L.P. ..........................          7,500,000                     --             23,000,000
                                      --------------         --------------         --------------
Total:...........................     $1,500,000,000         $4,000,000,000         $4,600,000,000

                                                  PRINCIPAL AMOUNT OF EURO   PRINCIPAL AMOUNT OF STERLING
UNDERWRITERS                                        6.75% NOTES DUE 2008         7.25% NOTES DUE 2008
------------                                      ------------------------   ----------------------------
J.P. Morgan Securities Ltd......................         E403,125,000                L160,000,000
Salomon Brothers International Limited..........          403,125,000                 160,000,000
Banc of America Securities Limited..............          137,500,000                  55,000,000
ABN AMRO Bank N.V...............................          100,000,000                  40,000,000
Deutsche Bank AG London.........................          100,000,000                  40,000,000
Tokyo-Mitsubishi International plc..............           25,000,000                  10,000,000
Westdeutsche Landesbank Girozentrale ...........           25,000,000                  10,000,000
BNP Paribas.....................................           12,500,000                   5,000,000
Caboto Holding SIM S.p.A........................           12,500,000                   5,000,000
Robertson Stephens International Limited........           12,500,000                   5,000,000
Mizuho International plc........................           12,500,000                   5,000,000
Blaylock & Partners, L.P........................            6,250,000                   2,500,000
Utendahl Capital Partners, L.P..................                   --                   2,500,000
                                                       --------------                ------------
Total:..........................................       E1,250,000,000                L500,000,000
                                                       ==============                ============

    J.P. Morgan Securities Inc., Salomon Smith Barney Inc., J.P. Morgan Securities Ltd. and Salomon Brothers International Limited are acting as joint book running managers for this offering.

    The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

    WorldCom has been advised by the underwriters that the underwriters propose initially to offer some of the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less concessions not in excess of 0.150%, in the case of the U.S. dollar notes due 2004, not in excess of 0.300%, in the case of the U.S. dollar notes due 2011, not in excess of 0.500%, in the case of the U.S. dollar notes due 2031 and not in excess of 0.250%, in the case of the euro notes due 2008 and the sterling notes due 2008, of the principal amount of the notes. The underwriters may allow, and these dealers may reallow, concessions not in excess of 0.125%, in the case of the U.S. dollar notes due 2004, not in excess of 0.250%, in the case of the U.S. dollar notes due 2011, not in excess of 0.250%, in the case of the U.S. dollar notes due 2031, of the principal amount of the notes on sales of the notes to certain other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

    The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                              PAID BY WORLDCOM
                                                              ----------------
Per U.S. dollar note due 2004...............................        0.250%
Per U.S. dollar note due 2011...............................        0.450%
Per U.S. dollar note due 2031...............................        0.875%
Per euro note due 2008......................................        0.400%
Per sterling note due 2008..................................        0.400%

    In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when they, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

    Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

    We estimate that our total allocable expenses of this offering, excluding underwriting discounts, will be approximately $3,500,000. The underwriters have agreed to pay certain expenses in connection with the offering.

    The underwriters and their affiliates have performed certain investment banking, advisory and general financing and banking services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, be customers of, engage in transactions with and perform services for us in the ordinary course of their business. Certain of the underwriters and their affiliates have in the past and may in the future act as lenders in connection with our credit facilities.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

    It is expected that delivery of the notes will be made against payment therefor on or about May 16, 2001 which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as "T+5"). Purchasers of notes should be aware that the ability to settle secondary market trades of the notes effected on the date of pricing and the next succeeding business day may be affected by the T+5 settlement.

    JPMorgan will make securities available for distribution on the internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and their customers and is not a party to this offering. Market Axess Inc. is a registered broker-dealer and will receive compensation from JPMorgan based on transactions conducted through the system. JPMorgan will make the securities available to its customers through the internet distributions, whether made through a proprietary or third-party channel, on the same terms as distributions made through other channels.

    Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. We have been advised by the underwriters for the notes that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

                             OFFERING RESTRICTIONS

    The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

    Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

    In particular, each underwriter has represented and agreed that it and each of its affiliates:

    - has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

    - has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

    - has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

    - has not offered or sold and it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to any persons, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan available thereunder and otherwise under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

    Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue prices set forth on the cover page hereof.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT WORLDCOM

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information filed with the SEC (http://www.sec.gov). For as long as the notes are listed on the Luxembourg Stock Exchange, WorldCom will make the documents referred to in this section, including those incorporated by reference in this prospectus supplement and our periodic reports filed with the SEC and our Annual Report on Form 10-K for the year ended December 31, 1999 and our current Annual Report on Form 10-K, as amended, for the year ended
December 31, 2000, available free of charge through our transfer and paying agent in Luxembourg, Kredietbank S. A. Luxembourgeoise, 43 Boulevard Royal, L-2955 Luxembourg.

    We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. This prospectus supplement and accompanying prospectus are a part of that registration statement. The registration statement contains additional information about us and the notes. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC under File No. 000-11258:

    - Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended on Form 10-K/A.

    - Our Current Reports on Form 8-K dated April 26, 2001 (filed April 26,
      2001) and Form 8-K dated May 1, 2001 (filed May 1, 2001).

    - All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before we stop offering the debt securities (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the SEC).

    You may receive a copy of any of these filings (except exhibits, unless the exhibits are specifically incorporated), at no cost, by writing or telephoning:

                                 WorldCom, Inc.
                            500 Clinton Center Drive
                           Clinton, Mississippi 39056
                       Telephone Number (601) 460-5600 or
                                 (877) 624-9266
                    Attention: Investor Relations Department

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information.

                                 LEGAL MATTERS

    The legality of the notes offered by this prospectus supplement will be passed upon for WorldCom by P. Bruce Borghardt, Esq., General Counsel--Corporate Development of WorldCom. Mr. Borghardt is paid a salary by WorldCom, is a participant in various employee benefit plans offered by WorldCom to employees of WorldCom generally and owns and has options to purchase shares of WorldCom common stock. Bryan Cave LLP, St. Louis, Missouri, is also representing us in connection with some of the aspects of the notes. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore has in the past and may in the future represent WorldCom in connection with other matters from time to time.

                              GENERAL INFORMATION

LISTING

    Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, WorldCom's amended and restated articles of incorporation, as amended, and restated by-laws and a legal notice relating to the issuance of the notes will be deposited prior to listing with the Chief Registrar of the District Court of Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the indenture, our Annual Report on Form 10-K for the year ended December 31, 1999, our current Annual Report on Form 10-K, as amended, for the year ended December 31, 2000, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as all such future reports, so long as any of the notes are outstanding, will be made available for inspection at the main office of Kredietbank S.A. Luxembourgeoise, in Luxembourg. Kredietbank S.A. Luxembourgeoise will act as intermediary for WorldCom and the holders of the notes. In addition, copies of the above reports of WorldCom may be obtained free of charge at such office. The underwriting agreement will be available for inspection at Kredietbank S.A. Luxembourgeoise. Kredietbank S.A. Luxembourgeoise will act as intermediary between WorldCom and the holders of the notes so long as the notes are in global form.

INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP, independent public accountants, Jackson, Mississippi, are the Independent Public Accountants of WorldCom. Arthur Andersen has audited our consolidated financial statements for the fiscal year ended December 31, 1999 and December 31, 2000. We do not publish unconsolidated financial statements.

MATERIAL CHANGE

    Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in our financial position since December 31, 2000.

LITIGATION

    Other than as disclosed or contemplated in the documents incorporated herein by reference, neither we nor any of our subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes under this prospectus supplement and we are not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

AUTHORIZATION

    Resolutions relating to the issue and sale of the notes were adopted by the Board of Directors of WorldCom on March 31, 2000.

IDENTIFICATION NUMBERS

    The notes have been accepted for clearing through Euroclear and Clearstream, Luxembourg. The notes have been assigned the International Security Identification Numbers (ISIN), CUSIP Numbers and Common Code numbers set forth below:

                                                     ISIN            CUSIP      COMMON CODE NO.
                                                ---------------   -----------   ---------------
U.S. Dollar Notes due 2004....................  US98157DAH98      98157DAH9     012953950
U.S. Dollar Notes due 2011....................  US98157DAJ54      98157DAJ5     012953143
U.S. Dollar Notes due 2031....................  US98157DAK28      98157DAK2     012958064
Euro Notes due 2008...........................  XS0129507488      98157DAL0     012950748
Sterling Notes due 2008.......................  XS0129518410      98157DAM8     012951841

PROSPECTUS

                                     [LOGO]

                                DEBT SECURITIES

                                   ---------

    This prospectus describes debt securities which we may issue and sell at various times:

    - The debt securities may be debentures, notes or other unsecured evidences of indebtedness of WorldCom.

    - We may issue them in one or several series.

    - The total remaining principal amount of the debt securities we will issue under this prospectus will be not more than U.S. $11.928 billion (or the equivalent amount in other currencies).

    - The terms of each series of debt securities (interest rates, maturity, redemption provisions and other terms) will be determined at the time of sale, and will be specified in a prospectus supplement which will be delivered together with this prospectus at the time of the sale.

    We may sell debt securities to or through underwriters, dealers or agents. We may also sell debt securities directly to investors. More information about the way we will distribute the debt securities is under the heading "Plan of Distribution." Information about the underwriters or agents who will participate in any particular sale of debt securities will be in the prospectus supplement relating to that series of debt securities.

                                 --------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 9, 2001.

    We have not authorized anyone to give any information or to make any representations concerning the offering of the debt securities except that which is in this prospectus or in the prospectus supplement which is delivered with this prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives you any other information or makes any other representations, you should not rely on them. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the debt securities which are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such debt securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of debt securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

                               TABLE OF CONTENTS

About This Prospectus.................      2
Where You Can Find More Information...      3
Cautionary Statement Regarding
  Forward-Looking Statements..........      4
WorldCom..............................      5
Use of Proceeds.......................      5

Ratio of Earnings To Fixed Charges....      6
Description of Debt Securities........      6
Plan of Distribution..................     16
Book-Entry Debt Securities............     17
Lawyers...............................     19
Experts...............................     19

                             ABOUT THIS PROSPECTUS

    You should rely only on the information contained in or incorporated by reference into this prospectus. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the "SEC," utilizing a "shelf" registration process. Under this process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total remaining dollar amount of U.S. $11,928,000,000 or the equivalent in other currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information filed with the SEC (http://www.sec.gov).

    We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933 (the "Securities Act"). This prospectus is a part of that registration statement. The registration statement contains additional information about us and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC under File No. 000-11258:

    - Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended on Form 10-K/A.

    - Our Current Reports on Form 8-K dated April 26, 2001 (filed April 26,
      2001) and Form 8-K dated May 1, 2001 (filed May 1, 2001).

    - All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we stop offering the debt securities (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the SEC).

    You may receive a copy of any of these filings (except exhibits, unless the exhibits are specifically incorporated), at no cost, by writing or telephoning:

                                 WorldCom, Inc.
                            500 Clinton Center Drive
                           Clinton, Mississippi 39056
                       Telephone Number (601) 460-5600 or
                                 (877) 624-9266
                    Attention: Investor Relations Department

    You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    The following statements are or may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

    - any statements contained or incorporated herein regarding possible or assumed future results of operations of WorldCom's business, anticipated cost savings or other synergies, the markets for WorldCom's services and products, anticipated capital expenditures, the outcome of euro conversion efforts, regulatory developments or competition;

    - any statements preceded by, followed by or that include the words "intends," "estimates," "believes," "expects," "anticipates," "should," "could," or similar expressions; and

    - other statements contained or incorporated by reference herein regarding matters that are not historical facts.

    Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements; factors that could cause actual results to differ materially include, but are not limited to:

    - possible effects of our recently announced proposals regarding the realignment of our businesses and the possible creation of tracking stocks;

    - the effects of vigorous competition;

    - the impact of technological change on our business, new entrants and alternative technologies, and dependence on availability of transmission facilities;

    - uncertainties associated with the success of acquisitions;

    - risks of international business;

    - regulatory risks in the United States and internationally;

    - contingent liabilities;

    - risks associated with euro conversion efforts;

    - uncertainties regarding the collectibility of receivables;

    - risks associated with debt service requirements and interest rate fluctuations;

    - our financial leverage; and

    - the other risks referenced from time to time in WorldCom's filings with the Securities and Exchange Commission.

    Potential purchasers of the debt securities are cautioned not to place undue reliance on such statements.

    The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by WorldCom or persons acting on its behalf.

                                    WORLDCOM

    WorldCom provides a broad range of communications services to both U.S. and non-U.S. based businesses and consumers. We are a global communications company utilizing a strategy based on being able to provide service through our own facilities throughout the world instead of being restricted to a particular geographic location. We call this our "on-net" strategy. The on-net approach allows our customers to send data or voice communications across town, across the U.S., or to any of our networks in Europe or Asia, without ever leaving our networks. The on-net approach provides our customers with superior reliability and low operating costs. Our core business is communications services, which includes voice, data, Internet and international services. During each of the last three years, more than 90% of our operating revenues were derived from communications services.

    We serve as a holding company for our subsidiaries' operations, which means that we are the ultimate parent for a group of companies, including subsidiaries and other organizations, operating in over 65 countries around the world.

    Our principal executive offices are located at 500 Clinton Center Drive, Clinton, Mississippi 39056, and our telephone number is (601) 460-5600.

                                USE OF PROCEEDS

    Unless we indicate otherwise in the prospectus supplement which accompanies this prospectus, we will use the net proceeds from the sale of the debt securities for general corporate purposes. These may include, but are not limited to, the repayment of indebtedness, acquisitions, additions to working capital, and capital expenditures. Pending such use, the proceeds may be invested temporarily in short-term marketable securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of our earnings to our fixed charges for each of the five years ended December 31, 2000. We base these ratios on our historical consolidated financial statements.

    For current information on the ratio of earnings to fixed charges, see "Where You Can Find More Information" on page 3.

                                                                           HISTORICAL
                                                      ----------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                        1996       1997       1998       1999       2000
                                                      --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges..................    --        1.84:1      --        5.75:1     5.25:1
Deficiency of Earnings to Fixed Charges (in
  millions).........................................  $(2,288)     --       $(1,834)     --         --

------------------------

NOTE TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations, excluding minority interests in losses of consolidated subsidiaries, and fixed charges consist of pretax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense which we believe to be representative of interest. For the historical years ended December 31, 1996 and 1998, earnings were inadequate to cover fixed charges by the amounts shown.

                         DESCRIPTION OF DEBT SECURITIES

    This section describes some of the general terms of the debt securities. The prospectus supplement describes some of the particular terms of the debt securities we are offering. The prospectus supplement also indicates the extent, if any, to which some of such general provisions may not apply to the debt securities being offered.

    We may offer under this prospectus up to $11,928,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $11,928,000,000 or its equivalent in other currencies. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

THE INDENTURE

    We will issue the debt securities under an indenture dated as of May 15, 2000 between us and Chase Manhattan Trust Company, National Association, which is serving as trustee, unless otherwise indicated in the prospectus supplement. The indenture is an exhibit to the registration statement. We are summarizing some of the important provisions of the debt securities and the indenture. This is not a complete description of the important terms. You should read the specific terms of the indenture for a complete statement of the terms of the indenture and the debt securities. When we use capitalized terms which we do not define here, those terms have the meanings given in the indenture. When we use references to sections, we mean sections in the indenture. When we refer to those terms or use those references, we are incorporating those terms or sections by reference in this prospectus.

GENERAL

    The indenture does not limit the amount of debt securities that we may issue under the indenture, nor does it limit other debt that we may issue. We may issue the debt securities at various times in different series, each of which may have different terms.

    We will establish the terms of each series of debt securities through a resolution of our board of directors, or under authority granted by our board, or under a supplement to the indenture. Unless a prospectus supplement relating to a particular series of debt securities provides otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us, whether or not resulting in a change of control, that may adversely affect holders of the debt securities.

    The prospectus supplement relating to the particular series of debt securities we are offering includes the following information concerning those debt securities:

    - The title of the debt securities.

    - Any limit on the aggregate amount of the debt securities that we may offer.

    - The price at which we are offering the debt securities. We will usually express the price as a percentage of the principal amount.

    - The maturity date or dates, or the method for determining the maturity date or dates of the debt securities.

    - The interest rate or rates per annum on the debt securities. We may specify a fixed rate or a variable rate, or we may specify a method for determining such rate or rates, or we may offer debt securities that do not bear interest but that are sold at a substantial discount from the amount payable at maturity.

    - The date or dates from which interest on the debt securities will accrue.

    - The date or dates on which we will pay interest and the regular record dates for determining who is entitled to receive the interest. Unless we otherwise specify in the prospectus supplement, we will calculate interest on the basis of a year of 360 days of twelve 30-day months.

    - Where we will make payments on the debt securities and where you may transfer or exchange debt securities.

    - If applicable, the date or dates on which or after which, and the prices at which, we have the option or obligation to redeem the debt securities or you have the option to require us to redeem the debt securities and any detailed terms and provisions of those repurchase or redemption provisions, including any sinking fund or similar provisions.

    - The currency or currencies in which we will make payments on the debt securities. Payments on the debt securities may be in two or more currencies or in currency units or composite currencies.

    - Whether payments on the debt securities will be determined from an index, formula or other method (which may be, but need not be, based on one or more currencies, currency units or composite currencies).

    - The name of any security registrar or paying agent or other agents for the debt securities, if the trustee will not be performing such functions.

    - The amount that we would be required to pay if the maturity of the debt securities is accelerated, if that amount is other than the principal amount.

    - Any special rights that the holders of the debt securities may have if specified events occur.

    - If applicable, any limitations on our rights to defease our obligations under the debt securities by depositing cash or securities.

    - Any additional or modified covenants or other material terms relating to the debt securities, or any provisions of the indenture that will not apply to the debt securities.

    - Any additional or changes in the events of default that will apply to the debt securities, or any events of default which will not apply to the debt securities. (Section 301).

    None of our shareholders, employees, officers, directors or incorporators, past, present or future, will have any personal liability in respect of our obligations under the indenture or the debt securities on account of such status. (Section 113).

ORIGINAL ISSUE DISCOUNT SECURITIES

    If debt securities are original issue discount securities, we will offer and sell them at a substantial discount below their stated principal amount. We will describe Federal income tax consequences and other special considerations applicable to any such original issue discount securities in the prospectus supplement. "Original issue discount security" means any security which provides that less than the full principal amount will be due if the maturity is accelerated or if the security is redeemed before its maturity.

FOREIGN CURRENCIES

    If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

FORM AND DENOMINATIONS

    Unless we otherwise indicate in the prospectus supplement, the debt securities will be in fully registered form, without coupons, in denominations of $1,000 or any multiple thereof. (Section 302).

TRANSFER AND EXCHANGE

    Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Book-Entry Debt Securities" below, book-entry debt securities will not be issuable in certificated form.

    In the case of certificated debt securities, you may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

    You may effect the transfer of certificated debt securities and the right to receive the principal of, premium, if any, and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder. (Section 305).

PRIORITY OF THE DEBT SECURITIES

    The debt securities will be our senior unsecured obligations and will rank PARI PASSU (i.e., equally and ratably) with all of our other senior unsecured and unsubordinated indebtedness.

    The debt securities will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing that indebtedness. The indenture permits us and our Restricted Subsidiaries (defined below) to incur or permit to be outstanding secured indebtedness up to 10% of the total assets of WorldCom and our subsidiaries, in addition to permitted liens which are described below under "Certain Restrictions-Limitation on Liens." Our assets consist principally of the stock of and advances to our subsidiaries. Almost all of our operating assets are owned by our subsidiaries and we rely primarily on interest and dividends from our subsidiaries to meet our obligations to make payments on our debt and to pay our other expenses. The debt securities will be "structurally subordinated" to all obligations, including trade payables, of our subsidiaries, which means that, in case of insolvency or bankruptcy, the claims of the direct creditors of our subsidiaries would have to be satisfied before any funds would be available to the holders of the debt securities as creditors of WorldCom only. The indenture does not restrict our subsidiaries from incurring unsecured indebtedness.

    A "subsidiary" is an entity of which we own a majority of the outstanding voting securities having voting power for the election of directors (or their equivalent). Corporations owned by our subsidiaries are also considered to be our subsidiaries.

    A "Restricted Subsidiary" is any of our subsidiaries (1) which has substantially all of its property in the United States (other than its territories and possessions) and (2) in which the total of our securities of, loans and advances to and other investments in, such subsidiary exceeded 10% of our Consolidated Net Tangible Assets (as defined below) at the end of the quarter preceding the date of this determination, except that:

    - a subsidiary we acquire after May 15, 2000, the date of the indenture, will not be a Restricted Subsidiary unless our Board of Directors designates it as such or unless it is treated similarly under our $10.75 billion bank credit facilities or another agreement we enter into for borrowed money;

    - a special purpose "receivables subsidiary," which is a wholly-owned subsidiary created specifically to sell, convey, or grant a security interest in or otherwise transfer undivided percentage interests in its receivables, will not be considered a Restricted Subsidiary; and

    - any subsidiary we have designated as unrestricted for purposes of our $10.75 billion bank credit facilities or another agreement we enter into for borrowed money will not be considered a Restricted Subsidiary.

    "Property" means any interest of any person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including capital stock in other corporations), but it does not include capital stock that we have issued to others.

    "Capital stock" means shares or other equivalents of corporate stock, partnership interest or any other equity interest, but excludes any debt security convertible or exchangeable into an equity interest.

    Our "Consolidated Net Tangible Assets" are our consolidated total assets (with our subsidiaries) as reflected in our most recent balance sheet, less:

    - current liabilities, excluding current maturities of long-term debt and capital lease obligations (which is an indebtedness represented by obligations under a lease that we are required to capitalize for financial reporting purposes); and

    - goodwill, trademarks, patents and minority interests of others.

CERTAIN RESTRICTIONS

    CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may not consolidate or merge with or sell, lease or convey all or substantially all of our assets to, any other corporation unless (a) the surviving corporation (if it is not WorldCom) is a corporation organized and existing under the laws of the United States or one of the fifty United States and it expressly assumes (pursuant to a supplemental indenture) to pay the principal and any interest on your debt securities and to perform and observe all of the covenants and conditions under the indenture, and (b) immediately after such transactions, there is no default in the performance of any of our covenants or the conditions of the indenture. Upon any such consolidation, merger or sale, the successor corporation will succeed to and be substituted for us under the indenture. (Section 801).

    LIMITATION ON LIENS

    A lien is a preference arrangement on property, such as

    - a mortgage or deed of trust;

    - a pledge;

    - a hypothecation;

    - an assignment;

    - a deposit arrangement;

    - a security interest;

    - a charge;

    - an easement or zoning restriction that materially impairs usefulness or marketability;

    - an encumbrance;

    - a preference;

    - a priority;

    - a security agreement;

    - a capital lease obligation;

    - a conditional sale;

    - any other agreement that has the same economic effect as any of the above; or

    - any "sale and leaseback transaction," which is an arrangement whereby we, or a Restricted Subsidiary, would sell and then lease back property from the purchaser.

    Under the indenture, we may not, and we may not allow our Restricted Subsidiaries to, allow any lien on any of our property or assets (which includes capital stock), unless the lien secures your debt securities equally and ratably with, or prior to, any other indebtedness secured by such lien, subject to certain exceptions described below. (Section 1004). The indenture excepts from this limitation secured debt which we or our Restricted Subsidiaries may issue, assume, guarantee or permit to exist up to 10% of the value of our total assets as shown on our most recent balance sheet at the time. This restriction will not apply to:

    - liens existing at May 15, 2000, the date of the indenture;

    - liens on property that exist when we acquire the property and liens that secure payment of the purchase price of the property;

    - liens that secure debt which a Restricted Subsidiary owes to us or to another Restricted Subsidiary;

    - liens on property, shares of stock or indebtedness of any entity that exists when (a) it becomes a Restricted Subsidiary, (b) is merged into or consolidated with us or a Restricted Subsidiary, or (c) we or a Restricted Subsidiary acquires all or substantially all of the assets of the entity, provided that no such lien extends to any other property of us or a Restricted Subsidiary;

    - liens on property to secure debt incurred for development or improvement of the property;

    - liens securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds and (c) other similar nondelinquent obligations, in each case incurred in the ordinary course of business;

    - liens securing capital lease obligations, provided that (a) any such lien attaches to the property within 270 days after the acquisition thereof and
      (b) such lien attaches solely to the property so acquired;

    - liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit account or other funds, provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against our access in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by us to provide collateral to the depository institution;

    - pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;

    - statutory and tax liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

    - liens arising solely by operation of law and in the ordinary course of business, such as mechanics', materialmen's, warehousemen's and carriers' liens and liens of landlords or of mortgages of landlords on fixtures and movable property located on premises leased in the ordinary course of business;

    - liens on personal property (other than shares or debt of Restricted Subsidiaries) securing loans maturing in not more than one year or on accounts receivables in connection with a receivables financing program; or

    - extensions, renewals or replacement of any of the liens described above, if limited to all or any part of the same property securing the original lien.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    An event of default in respect of any series of debt securities means:

    - default for 30 days in payment of any interest installment;

    - default in payment of principal, premium, if any, or sinking fund obligation when due;

    - default, for 90 days after we receive notice as provided in the indenture, in performance of any other covenant or breach of any warranty in the indenture governing such series;

    - certain events of our bankruptcy, insolvency or reorganization or receivership; and

    - any other events which we may specify for such series, which will be indicated in the prospectus supplement for such series. (Section 501).

    Within 90 days after a default in respect of any series of debt securities, the trustee must give to the holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it determines that such withholding is in the interest of such holders. (Section 601). The trustee is not deemed to have notice of any default described in the first three bullet points unless specifically notified in writing by WorldCom or the holders of 10% of the aggregate principal of the debt securities then outstanding. (Section
602).

    If an event of default occurs in respect of any outstanding series of debt securities, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the trustee if given by the holders). However, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding debt securities of such series may, subject to certain conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or premium, if any) or interest on debt securities of such series have been cured or waived as provided in the indenture. (Section
502).

    The holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the holders of all debt securities of such series, may waive any past default and its consequences, but may not waive an uncured default in payment or default which cannot be waived without the consent of the holders of all outstanding securities of that series. (Section 513).

    Within 120 days after the close of each fiscal year, we must file with the trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof. (Section 1005).

    Subject to provisions in the indenture relating to its duties in case of default, the trustee is not required to take action at the request of any holders of debt securities, unless such holders have offered to the trustee reasonable security or indemnity. (Section 602).

    Subject to such indemnification requirements and certain limitations in the indenture, if any event of default has occurred, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of such series. (Section 512).

MODIFICATION OR AMENDMENT OF THE INDENTURE

    We and the trustee may enter into supplemental indentures without the consent of the holders for certain purposes, including:

    - to evidence the succession of another entity to WorldCom and the assumption by such entity of our covenants in the indenture;

    - to add to our covenants for the benefit of all or any series of the debt securities or to surrender any of our rights or powers under the indenture;

    - to add events of default for the benefit of the holders of all or any series of the debt securities, which may provide for a particular period of grace after default or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default or may limit the right of the holders to waive such default;

    - to change or eliminate any provisions of the indenture, as long as such change or elimination is effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of the provisions being changed or eliminated;

    - to provide security for the debt securities;

    - to establish the form or terms of any series of debt securities in accordance with the indenture;

    - to provide for the acceptance and appointment of a successor trustee for any series of debt securities or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

    - to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which are not inconsistent with the provisions of the indenture, as long as the additional provisions do not adversely affect the interests of any holders in any material respects; or

    - to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of the debt securities in accordance with the indenture, as long as such action does not adversely affect the interests of any holders in any material respect. (Section 901).

    If we receive the consent of the holders of a majority in principal amount of the outstanding debt securities affected, we may enter into supplemental indentures with the trustee that would:

    - add, change or eliminate provisions in the indenture; or

    - change the rights of the holders of any series of debt securities.

    However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of such holders:

    - change the maturity of the principal, premium, if any, or any installment of principal or interest;

    - reduce the principal amount or any premium or additional payments;

    - reduce the interest rate;

    - reduce any amount payable on redemption or reduce the amount of the principal of an original issue discount security that would be payable on acceleration or provable in bankruptcy, or adversely affect any right of repayment of any holder;

    - adversely change any right you may have to require repayment;

    - change the place where, or the currency or currencies in which, payments are made;

    - impair or affect your right to institute suit for payment;

    - reduce the requirement for majority approval of supplemental indentures;
      or

    - modify any of the provisions of the indenture relating to supplemental indentures or waiver of past defaults with respect to such series, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived with respect to such series without the consent of the holders of each such debt security. (Section 902).

    A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which was included solely for the benefit of one or more series of the debt securities, or which modifies the rights of holders of debt securities of such series with respect to such covenant or other provision, will only require the consent of the holders of at least a majority of the outstanding debt securities of such one or more particular series. It is not necessary for the holders of the debt securities to approve the particular form of any proposed supplemental indenture, but it is sufficient if such holders approve the substance of the proposed supplemental indenture. (Section 902).

DEFEASANCE; SATISFACTION AND DISCHARGE

    LEGAL DEFEASANCE. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or government obligations (which term is described below) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

    This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Sections 1402 and 1404).

    DEFEASANCE OF CERTAIN COVENANTS. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

    - we may omit to comply with the covenants described under the heading "Consolidation, Merger and Sale of Assets" and "Limitations on Liens" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

    - any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, which we refer to as a "covenant defeasance." (Section 1403).

    The conditions include:

    - depositing with the trustee money and/or Government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

    - delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred. (Section 1404).

    COVENANT DEFEASANCE AND EVENTS OF DEFAULT. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/ or Government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

    The term "government obligations" means securities which are (1) direct obligations of the United States or the government which issued the foreign currency in which the debt securities are payable, for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or the government which issued such foreign currency, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such foreign government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank or trust company as custodian with respect to any such Government obligation or a specific payment of interest on or principal of any such Government obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government obligation or the specific payment of interest on or principal of the Government obligation evidenced by such depository receipt. (Section 101).

    We may exercise our defeasance option even if we have already exercised our covenant defeasance option.

    There may be additional provisions relating to defeasance which we will describe in the prospectus supplement. (Sections 1401 and 1402).

GOVERNING LAW

    The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 111).

TITLE

    WorldCom, the trustee and any agent of us or the trustee may treat the person in whose name a debt security is registered as the absolute owner thereof, whether or not such debt security may be overdue, for the purpose of receiving payment and for all other purposes. (Section 309).

REGARDING THE TRUSTEE

    Unless otherwise indicated in the prospectus supplement, the trustee is Chase Manhattan Trust Company, National Association. The trustee is a lender to us under our bank credit agreements. From time to time, we may enter into other banking and other commercial relationships with the trustee.

    There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. (Section 101). Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. (Section
608).

    If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture. (Section 609).

    The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. (Section 512). If an event of default occurs and is not cured, the trustee may, in its discretion, enforce its rights and the rights of the holders of the debt securities by such appropriate judicial proceedings as it shall deem most effectual. (Section 503). Subject to provisions in the indenture relating to its duties in case of default, the trustee is not required to take action at the request of any holders of debt securities, unless such holders have offered to the trustee reasonable security or indemnity. (Section 602).

                              PLAN OF DISTRIBUTION

    We may sell the debt securities to one or more underwriters for public offering and sale by them and may also sell the debt securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of debt securities in the applicable prospectus supplement. We have also reserved the right to sell or exchange debt securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. We may distribute the debt securities from time to time in one or more transactions:

    - at a fixed price or prices, which may be changed;

    - at market prices prevailing at the time of sale;

    - at prices related to such prevailing market prices; or

    - at negotiated prices.

    We may also, from time to time, authorize dealers, acting as our agents, to offer and sell debt securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of debt securities, we, or the purchasers of debt securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/ or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

    We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimburse these persons for certain expenses.

    To facilitate the offering of debt securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the debt securities. This may include over-allotments or short sales of the debt securities, which involves the sale by persons participating in the offering of more debt securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the debt securities by bidding for or purchasing debt securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if debt securities sold by them are repurchased in connection with stabilization transactions.

The effect of these transactions may be to stabilize or maintain the market price of the debt securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

    Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

    Each series of debt securities offered will be a new issue of securities and will have no established trading market. Such debt securities offered may or may not be listed on a national securities exchange. No assurance can be such as to the liquidity of or the existence of trading markets for any debt securities offered.

                           BOOK-ENTRY DEBT SECURITIES

    The prospectus supplement will indicate whether we are issuing the related debt securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, or "DTC," as depositary, or a nominee, and will evidence all of the debt securities of that series. This means that we will not issue certificates to each holder. We may issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. DTC has indicated it intends to follow the following procedures with respect to book-entry debt securities. Additional or differing terms of the depositary arrangements will be described in the applicable prospectus supplement.

    Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with DTC for the related global debt security, referred to as "participants," or persons that may hold interests through participants. Upon the issuance of a global debt security, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

    Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

    The laws of some jurisdictions require that certain purchasers of securities such as debt securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in the global security.

    So long as DTC for a global debt security, or its nominee, is the registered owner of that global debt security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of DTC for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

    We understand, however, that under existing industry practice, DTC will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of DTC with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 309).

    We will make payments on each series of book-entry debt securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither WorldCom, the trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

    We expect that DTC, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." However, payments will be the responsibility of those participants and not of DTC, the trustee or us.

    We will issue certificated debt securities in exchange for each global debt security only if:

    - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor within 90 days;

    - we decide that the global security shall be exchangeable; or

    - there is an event of default under the indenture or an event which with the giving of notice or lapse of time or both would become an event of default with respect to the debt securities represented by such global security. (Section 305)

If that occurs, we will issue debt securities of that series in certificated form in exchange for such global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of such series equal in principal amount to such beneficial interest and to have such debt securities registered in its name. We would issue the certificates for such debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons. (Section 305)

    DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC. DTC is owned by a number of its direct participants and by the

New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    No fees or costs of DTC will be charged to you.

    We have obtained the foregoing information concerning DTC and DTC's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

    When so provided in the prospectus supplement, investors in the global securities representing any of the debt securities issued hereunder may hold a beneficial interest in such global securities through DTC, Clearstream, Luxembourg or the Euroclear system or through participants. The global securities may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth in the applicable prospectus supplement.

                                    LAWYERS

    The legality of the debt securities offered by this prospectus will be passed upon for WorldCom by P. Bruce Borghardt, Esq., General Counsel-Corporate Development of WorldCom. Mr. Borghardt is paid a salary by WorldCom, is a participant in various employee benefit plans offered by WorldCom to employees of WorldCom generally and owns and has options to purchase shares of WorldCom common stock. Bryan Cave LLP, St. Louis, Missouri, is also representing us in connection with some of the aspects of the debt securities.

                                    EXPERTS

    The consolidated financial statements of WorldCom as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in WorldCom's Annual Report on Form 10-K for the year ended December 31, 2000, as amended on Form 10-K/A, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

                       PRINCIPAL OFFICE OF WORLDCOM, INC.
                            500 Clinton Center Drive
                           Clinton, Mississippi 39056

                       TRUSTEE AND PRINCIPAL PAYING AGENT
              Chase Manhattan Trust Company, National Association
                         One Oxford Centre, Suite 1100
                                301 Grant Street
                         Pittsburgh, Pennsylvania 15219

                    LUXEMBOURG PAYING AGENT & TRANSFER AGENT
                        Kredietbank S.A. Luxembourgeoise
                              43, Boulevard Royal
                               L-2955 Luxembourg

                                 LEGAL ADVISORS

                        TO WORLDCOM                                TO THE UNDERWRITERS
             AS TO MATTERS OF UNITED STATES LAW                  AS TO MATTERS OF UNITED
                                                                       STATES LAW

  P. Bruce Borghardt, Esq.            Bryan Cave LLP             Cravath, Swaine & Moore
  General Counsel-Corporate      211 North Broadway, Suite          825 Eighth Avenue
         Development                       3600                 New York, New York 10019
       WorldCom, Inc.            St. Louis, Missouri 63102
 10777 Sunset Office Drive,
          Suite 330
  St. Louis, Missouri 63127

                         INDEPENDENT PUBLIC ACCOUNTANTS
                                  TO WORLDCOM
                              Arthur Andersen LLP
                            188 East Capitol Street
                                   Suite 1300
                           Jackson, Mississippi 39201

                                 LISTING AGENT
                        Kredietbank S.A. Luxembourgeoise
                              43, Boulevard Royal
                               L-2955 Luxembourg

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 WorldCom, Inc.
                                 $1,500,000,000
                              6.50% Notes due 2004

                                 $4,000,000,000
                              7.50% Notes due 2011

                                 $4,600,000,000
                              8.25% Notes due 2031

                                 E1,250,000,000
                              6.75% Notes due 2008

                                  L500,000,000
                              7.25% Notes due 2008

                                     [LOGO]
                                ---------------

                    P R O S P E C T U S  S U P P L E M E N T

                                  MAY 9, 2001

                            ------------------------

                                    JPMorgan
                              Salomon Smith Barney
                         BANC OF AMERICA SECURITIES LLC
                             ABN AMRO INCORPORATED
                           DEUTSCHE BANC ALEX. BROWN
                       TOKYO-MITSUBISHI INTERNATIONAL PLC
                      WESTDEUTSCHE LANDESBANK GIROZENTRALE
                                  BNP PARIBAS
                            CABOTO-GRUPPO INTESABCI
                             FLEET SECURITIES, INC.
                            MIZUHO INTERNATIONAL PLC
                           BLAYLOCK & PARTNERS, L.P.
                        UTENDAHL CAPITAL PARTNERS, L.P.
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